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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statement (No. 333-87398) of Meritage Corporation (the "Registrant") and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement") via the Form 8-K of the Registrant dated June 14, 2002, of our report dated March 29, 2001 on the combined balance sheet of Hancock Communities Limited Liability Company and HC Builders, Inc. (subsidiaries of American West Homes, Inc.) as of December 31, 2000 and the related combined statements of income, owners' equity, and cash flows for the year then ended, which report appears in the Form 8-K of the Registrant which was filed with the Securities and Exchange Commission on May 7, 2001 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

/s/ MCGLADREY & PULLEN LLP

Las Vegas, Nevada
June 14, 2002